UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

THE AES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

4300 Wilson Boulevard, Suite 1100 Arlington, Virginia		22203
(Address of principal executive offices)		(Zip code)

(703) 522-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New CEO General Compensation Arrangements

On September 30, 2011, The AES Corporation (the “Company” or “AES”) approved new compensation arrangements for Andres Gluski, President and Chief Executive Officer (“CEO”) of AES. The new arrangements were approved in connection with Mr. Gluski’s promotion to President and CEO which became effective on September 30, 2011. The Company disclosed Mr. Gluski’s promotion in a Form 8-K filed on September 6, 2011.

The new compensation arrangements include the following changes:

•

An increase in (a) base salary from $740,000 to $1,000,000, (b) annual performance incentive plan target opportunity from 100% to 150% of base salary, and (c) the long-term compensation target opportunity of 300% to 400% of then-current base salary; and

•

An initial long-term compensation grant made in connection with his promotion, which consists of 99,734 options and 115,266 restricted stock units. The options and restricted stock units generally vest ratably over a three-year period with the first vesting date, in each case, being September 30, 2012. The awards are subject to the same terms and conditions in AES’ standard forms of agreements for option and restricted stock unit awards.

In connection with the arrangements described above, the Company and Mr. Gluski mutually agreed to terminate his employment agreement.

Adoption of the Executive Severance Plan

On October 6, 2011, the Board approved an Executive Severance Plan (the “Plan”) to provide severance benefits to certain senior executives designated by the Board (the “Participants”) and pursuant to the terms of the Plan and applicable benefit schedule.

Pursuant to the Plan, if a Participant’s employment is terminated by AES by reason of an Involuntary Termination (as defined in the Plan), the Participant will generally be entitled to the following severance benefits set forth in the Plan and the applicable benefit schedule:

•	salary continuation payments, paid at least monthly, for a time period set forth in the benefit schedule;

•	a pro rata bonus for the year of termination as provided on the benefit schedule;

•	any accrued but unpaid bonus;

•	continued health benefits for a maximum period of 18-months; and

•	outplacement assistance for the period set forth on the applicable benefit schedule.

In order to receive any severance benefits under the Plan, Participants must:

•	execute a release of claims in favor of AES;

•	adhere to restrictions regarding confidential information and non-disparagement; and

•	comply with 12-month non-solicitation and non-competition periods.

In the event a Participant is involuntarily terminated within two years of a “change in control” (as such terms are defined in the Plan), the Participant may receive the benefits and payments described above, and potentially additional severance payment and health benefits as set forth on the benefit schedule. The Plan allows for the payment of severance and other benefits in connection with a termination for Good Reason (as defined in the Plan) if such a termination event is included in the benefit schedule applicable to the Participant.

The Plan does not provide Participants with any change in control excise tax gross ups.

Participation of the President and CEO in the Plan

In addition to approving the Plan, the Board also designated the President and CEO as a Participant in the Plan and approved a benefit schedule applicable to him (the “CEO Benefit Schedule”). The CEO Benefit Schedule provides that if Mr. Gluski’s employment is terminated by AES (other than for Cause, death or Disability (as such terms are defined in the Plan or the CEO Benefit Schedule)), or if he resigns for Good Reason, he will be entitled to the following:

•	earned base salary;

•	a pro rata bonus for the year of termination;

•	a lump sum severance payment equal to two times his base salary and target bonus for the year of termination;

•	continued health benefits for 24 months; and

•	outplacement assistance.

The Plan also provides for severance payments upon Mr. Gluski’s termination of employment due to Disability or death of: (i) earned base salary, (ii) a pro rata bonus for the year of termination, and (iii) in the case of Disability, payment of long-term disability benefits in accordance with the long-term disability program.

In order to receive any severance benefits under the Plan (other than death), Mr. Gluski must:

•	execute a release of claims in favor of AES;

•	adhere to restrictions regarding confidential information and non-disparagement; and

•	comply with 24-month non-solicitation and non-competition periods.

In addition, if, within two years of a change in control, Mr. Gluski is terminated other than for Cause, death or Disability, or terminates his employment for Good Reason, he will receive the payments described above, except the lump-sum payment will be equal to three times his annual base salary and target bonus and health benefit coverage will be for a period of up to 36-months from the employment termination date.

The CEO Benefit Schedule also provides that the Involuntary Termination and sale of business provisions of the Plan will not apply to Mr. Gluski.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

By:	/s/ Rita Trehan
Rita Trehan Vice-President, Human Resources

Date: October 6, 2011